Exhibit 21

Subsidiaries of SBA Communications Corporation

Name	Relationship	Jurisdiction
SBA Telecommunications, Inc.	100% owned by SBA Communications Corporation	Florida

SBA Infrastructure Holdings I, Inc.	100% owned by SBA Senior Finance II, LLC	Delaware

SBA Infrastructure, LLC	100% owned by SBA Infrastructure Holdings I, Inc.	Delaware

SBA Senior Finance, Inc.	100% owned by SBA Telecommunications, Inc.	Florida

SBA Senior Finance II, LLC	100% owned by SBA Senior Finance, Inc.	Florida

SBA Towers II, LLC	100% owned by SBA Towers, Inc.	Florida

SBA Towers, Inc.	100% owned by SBA Senior Finance II, LLC	Florida

SBA Structures, Inc.	100% owned by SBA Guarantor, LLC	Florida

SBA Holdings, LLC	100% owned by SBA Senior Finance, Inc.	Delaware

SBA Guarantor, LLC	100% owned by SBA Holdings, LLC	Delaware

As of December 31, 2010, SBA Communications Corporation owned, directly or indirectly, 40 additional subsidiaries, 30 of which are incorporated in U.S. jurisdictions and 10 of which are organized in foreign jurisdictions. These subsidiaries, in the aggregate as a single subsidiary, would not constitute a “Significant Subsidiary” as defined in Rule 405 under the Securities Act as of December 31, 2010.